Exhibit 18.1

July 30, 2013

Board of Directors
Team Health Holdings, Inc.
265 Brookview Centre Way, Suite 400
Knoxville, TN 37919

Ladies and Gentlemen:

Note 8 of Notes to the Consolidated Financial Statements of Team Health Holdings, Inc. (the “Company”) included in its Form 10-Q for the period ended June 30, 2013 describes a change in the method of accounting related to the modification of the annual goodwill impairment testing date under Financial Accounting Standards Board Accounting Standards Codification 350, Intangibles-Goodwill and Other from the last day of the fiscal year to the first day of the fourth quarter. There are no authoritative criteria for determining a ‘preferable’ impairment testing date based on the particular circumstances; however, we conclude that such a change in the method of accounting is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2012, and therefore we do not express any opinion on any financial statements of Team Health Holdings, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young, LLP
Nashville, Tennessee